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+--------+
| FORM 4 |                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                          Filed pursuant to Section 16(a) of the Securities
                               Exchange Act of 1934, Section 17(a) of the
                            Public Utility Holding Company Act of 1935 or
                         Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Regazzi                      Robert                           M
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        (Last)                      (First)                        (Middle)

        32 North Ridge Road
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                                   (Street)

        Denville,                   NJ                               07834
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Access Worldwide Communications, Inc
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary) ###-##-####
                --------------

4.  Statement for Month/Year  August 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month Day/Year)
                                                   -----------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    ___ Director    [X] Officer (give title below)   ___ 10% Owner
                                                     ___ Other (specify below)

                    Senior Vice President
                    -------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

     [X] Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or                 (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
------------------------------------------------------------------------------------------------------------------------------------
Common Stock            8/24/00    P                4000        A          $1.57                              D
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Common Stock            8/24/00    P                1000        A          $1.57                              D
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Common Stock            8/25/00    P                4700        A          $1.70                              D
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Common Stock            8/25/00    P                 300        A          $1.69        30,000                D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Derivative
    Security (Instr. 3)               sion or             action              tion Code              Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
N/A
-----------------------------------------------------------------------------------------------------------------------------

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

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Deriv-       10. Form      11. Na-
                                 cisable and       Underlying Securities        of          ative            of De-        ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      Secur-           rivative      of In-
                                 Date                                           ative       ities            Securities    direct
                                 (Month/Day/                                    Secur-      Bene-            Bene-         Bene-
                                 Year)                                          ity         ficially         ficially      ficial
                                                                                            Owned            Owned at      Owner-
                               --------------------------------------------                 at End           (Instr. 4)    ship
                               Date     Expira-              Amount or                      of                             (Instr.
                               Exer-    tion         Title   Number of                      Month                              4)
                               cisable  Date                 Shares                         (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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


Explanation of Responses:


       * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

      ** Intentional misstatements or omissions of facts constitute
         Federal Criminal Violations.


                          -------------------------------     -----------------
                          **Signature of Reporting Person           Date


   Note: File three copies of this Form, one of which must be manually signed.
         If space is insufficient, see Instruction 6 for procedure.

         Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays and OMB Number


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